Exhibit 10.1

Third Amendment
To
The Shaw Group Inc. 2008 Omnibus Incentive Plan
This Third Amendment to The Shaw Group Inc. 2008 Omnibus Incentive Plan (the "Omnibus Plan"), which was established by The Shaw Group Inc., a Louisiana corporation having its principal office at 4171 Essen Lane, Baton Rouge, Louisiana 70809 (the "Company") under which Non-Qualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards of Other Stock-Based Awards may be granted from time to time to all Participants.
WHEREAS, the Omnibus Plan was established to promote the interest of the Company and its shareholders by attracting and retaining directors and employees of outstanding ability and to provide employees an incentive to make material contributions to the success of the Company by providing them with equity based compensation, which will increase in value based upon the market performance of the Company's common stock and corporate achievement of financial and other performance goals;
WHEREAS, the Omnibus Plan was approved by the Company's shareholders on January 28, 2009;
WHEREAS, pursuant to a certain Transaction Agreement by and among Chicago Bridge & Iron Company N.V. ("CB&I"), Crystal Acquisition Subsidiary Inc. ("Crystal"), and the Company, dated as of July 30, 2012, Crystal was merged with and into the Company and the Company became a wholly-owned subsidiary of CB&I (the "Acquisition") effective February 13, 2013;
WHEREAS, the Company desires to amend the Plan to reflect the Acquisition;
WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Omnibus Plan;
NOW, THEREFORE, the Omnibus Plan is amended in the following particulars effective as of February 13, 2014 except as otherwise specified:
AMENDMENT
1.    Section 2.12 of the Omnibus Plan is deleted in its entirety and replaced with the following:
"2.12    "Committee" means the Compensation Committee of the Board or a subcommittee thereof or any other committee designated by the Board to administer this Plan, provided, however, that (i) with respect to grants of Awards made or to be made to or held by any member of such Committee or Covered Employee, the Plan shall be administered by the Organization and Compensation Committee of the Supervisory Board of the Company's Parent, and the Organization and Compensation Committee of the Supervisory Board of the Company's Parent may in its sole discretion exercise directly any power, right, duty or function of the Committee, including but not limited to the grant or amendment of any Award to any Employee, Nonemployee Director or Third-Party Service Provider. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Company’s Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee."

2.    New Section 2.33A is added immediately after Section 2.33 to read as follows:
"2.33A    "Parent" means Chicago Bridge & Iron Company N.V., a Netherlands corporation."
3.    New Section 2.46A is added immediately after Section 2.46 to read as follows:
"2.46A.    “Retirement”, solely with respect to Awards granted on or after February 19, 2014 means (i) a termination of employment after age 55 and at least a 10 year period of employment by Parent or the Company or their respective present or former Subsidiaries or Affiliates, or a 30-year period of such employment, or age 65, or (ii) solely in the case of an individual who terminates service as a Nonemployee Director or service as Third Party Service Provider to the Company, such termination following the term of a Nonemployee Director or a resignation required by age limitation, or the expiration of the term of a consulting agreement with the Third Party Service Provider; provided, however, that the Committee as part of an Award Agreement or otherwise may provide that for purposes of this Section, a Participant may be credited with such additional years of age and employment as the Committee or its delegate in its sole discretion shall determine is appropriate, and may provide such additional or different conditions for Retirement as the Committee or its delegate in its sole discretion shall determine is appropriate."
4.    Section 2.47of the Plan is deleted in its entirety and replaced with the following:
"2.47    "Share" means, prior to February 13, 2013, a share of common stock of the Company, no par value per share, and on or after February 13, 2013, means a share of common stock of the Parent."
* * * * * *
All other definitions and all other rights, terms and conditions set forth in the Omnibus Plan shall remain the same with the same force and effect as originally adopted and approved by the Company's shareholders.
IN WITNESS WHEREOF, the Board of Directors of the Company has executed this Third Amendment effective as of the effective date first written above.

/s/ Richard E. Chandler, Jr.
Richard E. Chandler, Jr.
/s/ Luciano Reyes
Luciano Reyes
/s/ Westley S. Stockton
Westley S. Stockton

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